Exhibit (a)(5)

HANSBERGER INSTITUTIONAL SERIES

Form of Unanimous Written Consent of the Trustees

and

Certificate of Amendment of Declaration of Trust

The undersigned, being a majority of the Trustees of Hansberger Institutional Series, a Massachusetts business trust (the “Trust”) acting pursuant to Article IX, Section 9 of the Trust’s Agreement and Declaration of Trust dated July 25, 1996, as Amended and Restated on October 4, 1996 (the “Declaration of Trust”), approve, adopt and consent to the following resolution:

VOTED, that the change of registered agent for Hansberger Institutional Series, a Trust registered in the state of Massachusetts, from Chase Global Funds Services Company to CT Corporation System be, and it hereby is, ratified and approved; and

FURTHER VOTED, that Article I, Section 2 of the Declaration of Trust is hereby amended to incorporate the change in registered agent as well as a change in the Trust’s principal place of business as follows:

Section 2. The principal place of business of the Trust is 401 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301. The name of the Trust’s resident agent in the Commonwealth of Massachusetts is CT Corporation System located at 101 Federal Street, Boston, Massachusetts 02110.

IN WITNESS WHEREOF, the undersigned have this day signed this Unanimous Written Consent and Certificate of Amendment of Declaration of Trust.

Dated: October     , 2006

Trustee and President
Thomas L. Hansberger

Trustee
Edward Tighe

Trustee
Kathryn B. McGrath

Trustee
Ramon A. Rodriguez

Trustee
William F. Waters